Exhibit 21.1

Entity Name

Advanced Imaging Partners, Inc.

Advanced Medical Imaging, Inc.

Advanced PET Imaging of Maryland, L.P.

Advanced Radiology, LLC

Community Imaging Partners, Inc.

Ide Imaging Partners, Inc.

Mid Rockland Imaging Partners, Inc.

Pacific Imaging Partners, Inc.

Questar Duluth, Inc.

Questar Imaging, Inc.

Questar Los Alamitos, Inc.

Questar Quakertown, Inc.

Questar Victorville, Inc.

Radiology & Nuclear Medicine Imaging Partners, Inc.

Rocky Mountain OpenScan MRI, LLC

Treasure Coast Imaging Partners, Inc.

Valley Imaging Partners, Inc.